Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Academy Sports + Outdoors Announces
Appointment of Tom M. Nealon to Board of Directors

KATY, TEXAS (PRNewswire — March 3, 2021) – Academy Sports and Outdoors, Inc. (“Academy”) (NASDAQ: ASO) today announced the appointment of Tom M. Nealon to its Board of Directors, effective today. With the addition of Nealon, Academy’s Board comprises ten directors.

“We are very pleased to welcome a strategic leader of Tom’s caliber to our Board of Directors,” said Ken C. Hicks, Academy Chairman, President and CEO. “Given his robust background in retail, technology, eCommerce, marketing and customer service for beloved Texas-based brands, Tom brings us his unique knowledge of Academy’s core geographies and customer base, and he inherently understands the journey we are on to expand our substantial brand loyalty nationwide as we execute our growth strategy."

Nealon brings over twenty years of executive management experience developed in the airline, retail and consumer packaged goods industries. Nealon is currently the President of Southwest Airlines Co. and previously served as its Executive Vice President Strategy & Innovation. Before Southwest Airlines, Nealon served as Group Executive Vice President of J.C. Penney Company, Inc., where he was responsible for strategy, jcp.com, information technology, customer insights and digital ventures. Nealon also held other senior positions and consulting roles at J.C. Penney, The Feld Group, and Frito-Lay, a division of PepsiCo, Inc. Nealon previously spent five years on the Board of Directors of Southwest Airlines, as well as eight years on the Board of Directors and the Audit Committee of the Fossil Group, Inc.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 17 private label brands, which go well beyond traditional sporting goods and apparel offerings. For more information, visit www.academy.com.

SOURCE: Academy Sports and Outdoors, Inc.

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Media inquiries:
Elise Hasbrook, Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Exhibit 99.1

Investor inquiries:
Matt Hodges, Vice President Investor Relations
281.646.5362
matt.hodges@academy.com
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